EXHIBIT 10.1

                           REORGANIZATION AGREEMENT

       This REORGANIZATION AGREEMENT dated as of October 31, 2008 (the "Agreement") is by and between Amerigo Energy, Inc., a placeDelaware corporation ("Amerigo Energy") and Granite Energy, Inc., a placeNevada corporation ("Granite").


RECITALS

A. WHEREAS, Amerigo Energy desires to acquire certain assets of Granite described in Exhibit A (the "Granite Assets") in exchange for ten million (10,000,000) post-split shares of Common Stock of Amerigo Energy (the "Stock");

B: WHEREAS,  Granite  desire  to exchange the Granite Assets  for the Stock;
      and

C: WHEREAS,  the  parties  hereto  intend  that  the  transaction  contemplated
      hereby   (the   "Transaction")   shall   be   completed   as  a  tax-free
      reorganization under the U.S. Internal Revenue Code.

NOW, THEREFORE, The respective Boards of Directors of Amerigo Energy and Granite deem it advisable and in the best interests of their corporations and the respective shareholders of their corporations that Amerigo Energy acquire the Granite Assets in exchange for the Stock of Amerigo Energy in accordance with the terms and conditions of this Agreement.



   1. Pre-Closing Actions of Amerigo Energy. Prior to the Closing as set forth herein, Amerigo Energy shall undertake the following actions:

      (a)
            The Board of Directors of Amerigo Energy shall approve the execution of this Agreement and the transactions contemplated thereby.

      (b) Amerigo Energy shall have undertaken a 1 for 20 reverse stock split of its outstanding Common Stock. In addition, the reverse split shall have the following effect on all issued and outstanding options and warrants (collectively, "Derivative Securities") to purchase shares of Common stock of Amerigo Energy: the exercise price of the Option Plan shares shall not be changed.

      (c)
            Amerigo Energy shall prepare and complete the documents necessary to be filed by it with local, state and federal authorities to consummate the transactions contemplated hereby, including an Information Statement/Registration Statement for the issuance of the Stock (the "Registration Statement").

      (d) During the period from the date of this Agreement until the Closing Date (the "Due Diligence Period"), Amerigo Energy shall make available to Granite and Granite's employees, attorneys, accountants, financial advisors, agents and representatives during normal business hours all information concerning the operation, business and prospects of Amerigo Energy as may be reasonably requested by Granite. Amerigo Energy will cooperate with Granite for the purpose of permitting Granite to discuss Amerigo Energy's historical business, including without limitation providing access to all employees, consultants, assets, properties, books, accounts, records, tax returns, contracts and other documents of Amerigo Energy.

      (e) The accounts payable of Amerigo Energy and SGI in the amounts set forth on the balance sheet of Amerigo Energy attached as Exhibit B hereto (the "Payables") shall be dealt with through the issuance of 182,030 new shares of Common Stock of the Company, all as described in Exhibit C:

      (h) The assets and liabilities of Amerigo Energy at the time of Closing shall be as set forth on the pro forma balance sheet of Amerigo Energy attached as Exhibit D.

      (i) Amerigo Energy shall update its balance sheet to the Closing Date. On its Closing balance sheet Amerigo Energy shall have no material assets and no existing or contingent liabilities except as set forth in the pro forma balance sheet of Amerigo Energy attached as Exhibit D or commitments of any kind except those specifically agreed to in writing by both parties prior to closing;

            At the time of signing this Agreement and at the time of Closing, Amerigo Energy shall be registered with the Securities and Exchange Commission as a fully reporting company under Section 12(g) of the Securities Exchange Act of 1934, current in its filings and with not less than ten thousand (10,000) shares of its post-split Common Stock "free trading" on the "bulletin board" and with quotations posted by not less than 1 market maker.

      (j) Amerigo Energy shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the Transaction and all applicable legal requirements, including compliance with all applicable federal and state securities laws, shall have been satisfied.

      (k) Amerigo Energy shall have obtained all necessary stockholder approvals.


   2. Pre-Closing Action of Granite. Prior to the Closing as set forth herein, Granite shall undertake the following actions:

      (a) The Board of Directors and shareholders of Granite shall execute and deliver resolutions unanimously approving the execution of this Agreement and the transactions contemplated hereby.

      (b) During the Due Diligence Period, Granite shall make available to Amerigo Energy and Granite's employees, attorneys, accountants, financial advisors, agents and representatives during normal business hours all information concerning the operation, business and prospects of Granite as may be reasonably requested by Amerigo Energy. Granite will cooperate with Amerigo Energy for the purpose of permitting Amerigo Energy to discuss Granite's business and prospects with customers, creditors, suppliers and other persons having business dealings with such party, including without limitation providing access to all employees, consultants, assets, properties, books, accounts, records, tax returns, contracts and other documents of Granite, provided that such access will not materially interfere with the normal business operations of Granite.

       (c) Granite shall update Exhibit A to the Closing Date. The Exhibit A Granite Assets of Granite to be acquired by Amerigo Energy shall not be in the aggregate less than eighty percent (80%) of those stated in Exhibit A

       (d) Granite shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the Transaction and all applicable legal requirements, including compliance with all applicable federal and state securities laws, shall have been satisfied.

       (f)  Granite  shall  have  obtained all necessary stockholder approvals.


   3. Conditions to Closing. Amerigo Energy's and Granite's obligations to close the proposed Acquisition will be subject to specified conditions precedent including, but not limited to, the following:

      (a) The representations and warranties of Amerigo Energy as set forth in Section 6 herein shall remain accurate as of the Closing Date and no material adverse change in the business of Amerigo Energy shall have occurred.

      (b)   The representations and warranties  of  Granite  as  set  forth  in
            Section 7 herein shall remain accurate as of the Closing Date and no material adverse change in the business of Granite shall have occurred.

      (c)   All required approvals of Directors and shareholders of Granite and
            Amerigo  Energy  shall  have  been   obtained  and   evidenced   by
            appropriate documentation.

      (d) All the documents necessary to be filed by Amerigo Energy and Granite with local, state and federal authorities shall have been prepared.

      (e) Amerigo Energy shall have received all permits, authorizations regulatory approvals and third party consents necessary for the consummation of the Transaction and all applicable legal requirements, including compliance with all applicable federal and state securities laws.

      (f) Amerigo Energy shall be registered with the SEC as a fully reporting company under Section 12(g) of the Securities Exchange Act of 1934, current in its filings and with not less than ten thousand (10,000) shares of its post-split common stock "free trading" on the "bulletin board" and quotations posted by not less than 1 market maker.

      (g) Granite shall be and remain in good standing as a publicly traded company under the U.S. Securities Exchange Act of 1934, quoted and trading on the "Pink Sheets" under the symbol "GNGI.PK".

      (h) Amerigo Energy shall have obtained authorization from its transfer agent and the NASDAQ, effective upon the c ompletion of the Closing, to issue its post-split Common Stock with a CUSIP number and trading symbol assigned to it by the NASD.

      (i) Amerigo Energy shall have arranged with the transfer agent and the Depository Trust Corporation (DTC) for notification to stockholders and brokerage firms of the effectiveness of the transaction and the preparation of new certificates for Common Stock.

   4. Closing Date. The Closing the contemplated transaction (the "Closing") will occur on a date agreed upon by the parties, no later than October___, 2008 (the "Closing Date") as soon as reasonably possible after the satisfaction of all conditions precedent specified in the Definitive Agreement. The Closing Date may be extended by mutual consent in writing.

5. Closing.

   5.1  Closing. At the Closing, inter alia, the following events shall occur:

      (a) Amerigo Energy shall issue to Granite and/or its nominee(s) 10,000,000 shares of restricted Common Stock, $0.001 par value, adjusted for the stock split, in exchange for the Granite Assets. The 10,000,000 shares of Common Stock of Amerigo Energy, as adjusted for the stock split, shall constitute not less than eighty percent (80%) of the total outstanding shares of Common Stock of Amerigo Energy at the completion of the Closing and after issuing or providing for the issuance of all shares of Common Stock to be issued to creditors as per Section 1(e).

      (b)   Amerigo  Energy  shall  issue  to  the  creditors,  as  itemized in
            Section 1(e) the shares of restricted Common Stock described in Exhibit C in exchange for releases.

      (c) All existing Amerigo Energy officers and directors shall resign and new Amerigo Energy directors and officers shall be appointed.

      (f) The Company shall file the Form S-4 Registration/Information Statement with the SEC covering the proposed distribution of the Stock to Granite stockholders.

      (i) Amerigo Energy and Granite shall exchange such certificates and other documents as shall be reasonably required by any party in order to complete the Closing.

5.2 Post-Closing.  The following will take place subsequent to the Closing:

      (a) Amerigo Energy shall file a SEC Form 8-K reflecting the completion if the Reorganization.

      (b)   Granite shall file an amended Form 211 with NASDAQ.

      (c) The transfer agent and the Depository Trust Corporation (DTC) shall notify stockholders and brokerage firms of the Transaction.

      (c)   The    parties   will   issue   such   press  releases  and  other
            notifications as required.

      (d)   The SEC will declare Form S-4 effective.

      (e)   The Stock will be distributed to Granite stockholders.

   6. Representations  of  Amerigo  Energy.   Amerigo  Energy   represents  and
      warrants as of the effective date of this Agreement and as of the Closing date as follows:

      (a)Organization of Amerigo Energy; Authorizations. Amerigo Energy is a corporation duly organized, validly existing and in good standing under the laws of placeDelaware, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Amerigo Energy and this Agreement constitutes a valid and binding obligation of Amerigo Energy, enforceable against it in accordance with its terms.


      (b)Capitalization. The authorized capital stock of Amerigo Energy consists of 100,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share. As of the Closing Date (subsequent to the proposed reverse stock split and issuance of all shares of Common Stock at the Closing), Amerigo Energy will have a total of 842,256 post-split shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. As of the Closing Date, all of the issued and outstanding shares of Common Stock of Amerigo Energy shall be validly issued, fully paid and non-assessable and there is not and as of the Closing Date any warrants, options or other agreements obligating Amerigo Energy to issue any additional shares of Common Stock or preferred stock or any of its securities of any kind or any agreements obligating Amerigo Energy to register any securities for public sale. Amerigo Energy will not issue any shares of capital stock from the date of this Agreement through the Closing Date. The Common Stock of Amerigo Energy is presently trading on the OTC Bulletin Board under the symbol "AGOE".


      (c)No Conflict as to Amerigo Energy. Neither the execution and delivery of this Agreement nor the consummation of the asset purchase will (i) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of Amerigo Energy or (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon any property or assets of Amerigo Energy or any subsidiary under, any material agreement or commitment to which Amerigo Energy is a party or by which its property or assets is bound, or to which any of the property or assets of Amerigo Energy or any subsidiary is subject, or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to Amerigo Energy..


      (d)Consents and Approvals of Governmental Authorities. Other than as specified in this Agreement, no consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required to be made or obtained by Amerigo Energy in connection with the execution, delivery and performance of this Agreement by Amerigo Energy.


      (e)Other Consents. Other than as specified in this Agreement, no consent of any person is required to be obtained by Amerigo Energy to the execution, delivery and performance of this Agreement, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of Amerigo Energy.


      (f)Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any Court or Governmental body pending or threatened in writing against or involving Amerigo Energy which is likely to have a material adverse effect on the business or financial condition of Amerigo Energy or which questions or challenges the validity of this Agreement. Amerigo Energy is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of Amerigo Energy .


      (j)Absence of Certain Changes. Amerigo Energy shall not have:


         1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of Amerigo Energy, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

         2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments existing on the date of this Agreement;

         3. other than the Shares or shares of Common Stock to be issued as described in Exhibit C, issued or sold, or committed to issue or sell, any securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such securities, reclassified, split-up or otherwise changed any such security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

         4. organized any new subsidiary or acquired any securities or any equity or ownership interest in any business;

         5. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

         6. except as provided in Section 1(h) paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

         7. except as provided in Section 1(g) prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

         8. except as provided in Section 1(g) cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

         9. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

         10.granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

         11.purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets;

         12.made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets;

         13.written off or been required to write off any notes or accounts receivable;

         14.written down or been required to write down any inventory;

         15.entered into any collective bargaining or union contract or agreement; or


         16.incurred any liability.

      (k)
         Contracts and Commitments. Other than described in Schedule 6 (k), Amerigo Energy is not a party to any:

         1. Contract or agreement involving any liability on the part of Amerigo Energy.

         2. Lease of personal property;

         3. Employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) of ERISA) or program for any of the employees, former employees or retired employees of Amerigo Energy;

         4. Commitment, contract or agreement that is currently expected by the management of Amerigo Energy to result in any material loss upon completion or performance thereof;

         5. Contract, agreement or commitment with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added reseller, distributor or dealer; or

         6. Employment agreement or other similar agreement.

   (l)Compliance with Law. The operations of Amerigo Energy have been conducted in accordance with all applicable laws and regulations of all governmental bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of Amerigo Energy. Amerigo Energy has not received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. Amerigo Energy has all material licenses, permits, orders or approvals from the governmental bodies required for the conduct of its business, and is not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

   (m)Tax Matters.


      1. Amerigo Energy (a) has filed or shall file prior to Closing all nonconsolidated and noncombined tax returns and all consolidated or combined tax returns required to be filed through the date hereof and will have paid any tax due through the date hereof with respect to the time periods covered by such tax returns and shall timely pay any such taxes required to be paid by it after the date hereof with respect to such tax returns and shall prepare and timely file all such tax returns required to be filed after the date hereof and through the Closing Date and pay all taxes required to be paid by it with respect to the periods covered by such tax returns; (b) all such tax returns filed pursuant to clause (a) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such tax return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such tax return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.


      2. There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any taxes attributable to Amerigo Energy or its assets or operations and no power of attorney granted by Amerigo Energy with respect to any tax matter is currently in force.


      3. There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any tax attributable to Amerigo Energy or its assets or operations.


      4. All amounts required to be withheld as of the Closing Date for taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.


      5. There shall be delivered or made available to Granite at or prior to Closing true and complete copies of all Amerigo Energy income tax returns (or with respect to consolidated or combined returns, the portion thereof) and any other tax returns requested by Granite as may be relevant to Amerigo Energy, any subsidiaries, or their assets or operations for any and all periods ending after December 31, 2004, or for any tax years which are subject to audit or investigation by any taxing authority or entity.

   (n)Borrowing and Guarantees. Except as provided in Section 1(h), Amerigo Energy (a) does not have any indebtedness for borrowed money, (b) is not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) is not a guarantor or surety with respect to the obligations of any person.

7.
      Representations of Granite. Granite represents and warrants as follows, as of the effective date of this Agreement and as of the Closing Date:

   (a)Organization; Authorization. Granite is a corporation duly organized, validly existing and in good standing under the laws of placeNevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Granite and this Agreement constitutes a valid and binding obligation; enforceable against in accordance with its terms.

   (b)Capitalization. The authorized capital stock of Granite consists of 150,000,000 shares of Common Stock, par value $.001 per share as of the date of this Agreement, Granite has 53,040,889 shares of Common Stock issued and outstanding. No shares have otherwise been registered under state or federal securities laws. As of the Closing Date, all of the issued and outstanding shares of Common Stock of Granite are validly issued, fully paid and non-assessable and there is not and as of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of Granite obligating Granite to issue any additional shares of Common Stock or preferred stock or any of its securities of any kind. Granite will not issue any shares of capital stock from the date of this Agreement through the Closing Date.

   (c)No Conflict as to Granite. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) violate any provision of the articles of incorporation or organization of Granite or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon any property or assets of Granite under, any material agreement or commitment to which Granite, is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of Granite is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Granite except, in the case of violations, conflicts, defaults, terminations, accelerations or encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of Granite, taken as a whole.

   (d) Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Granite in connection with the execution, delivery and performance of this Agreement by Granite or the consummation of the transactions contemplated herein.

   (e)Other Consents. No consent of any Person is required to be obtained by Granite to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of Granite.

   (f) Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving Granite which is likely to have a material adverse effect on the business or financial condition of Granite, or which would require a payment by Granite in excess of $2,000 in the aggregate or which questions or challenges the validity of this Agreement. Granite is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of Granite or which would require a payment by Granite in excess of $50,000 in the aggregate.

   (g)Absence of Certain Changes. Granite has not:

      1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of Granite, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

      2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments existing on the date of this Agreement, other than as contemplated by this Agreement;

      3. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

      4. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

      5. cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

      6. disposed of  or  permitted  to  lapse  any  rights  to  the use of any
         material   patent  or  registered  trademark  or  copyright  or  other intellectual property owned or used by it;

      7. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

      8. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

      9. written off or been required to write off any notes or accounts receivable;

      10.written down or been required to write down any inventory;

      11.entered into any collective bargaining or union contract or agreement;
         or

   (h)Compliance with Law. The operations of Granite have been conducted in accordance with all applicable laws and regulations of all governmental bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of Granite, or which would not require a payment by Granite in excess of $50,000 in the aggregate, or which have been cured. Granite has not received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. Granite has all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

   (i)  Tax Matters.

       1. Granite (a) has filed or shall file prior to Closing all tax returns required to be filed through the date hereof and will have paid any tax due through the date hereof with respect to the time periods covered by such tax returns and shall timely pay any such taxes required to be paid by it after the date hereof with respect to such tax returns and shall prepare and timely file all such tax returns required to be filed after the date hereof and through the Closing Date and pay all taxes required to be paid by it with respect to the periods covered by such tax returns; (a) all such tax returns filed pursuant to clause (a) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with each such tax return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such tax return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.

       2. Granite has not agreed, or been required, to make any adjustment (x) under Section 481(a) of the Code by reason of a change in accounting method or otherwise or (y) pursuant to any provision of the tax Reform Act of 1986, the Revenue Act of 1987 or the Technical and Miscellaneous Revenue Act of 1988.

       3. There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any taxes attributable to Granite or its assets or operations and no power of attorney granted by Granite with respect to any tax matter is currently in force.

       4. There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any tax attributable to Granite or its assets or operations.

       5. All amounts required to be withheld as of the Closing Date for taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

       6. There shall be delivered or made available to Amerigo Energy at or prior to Closing true and complete copies of all income tax returns (or with respect to consolidated or combined returns, the portion thereof) and any other tax returns requested by Amerigo Energy as may be relevant to Granite or its assets or operations for any and all periods ending after December 31, 2004, or for any tax years which are subject to audit or investigation by any taxing authority or entity.

   8  Notices.


      Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party at its address, if mailed, postage prepaid, United States mail, registered, return receipt requested, to the following addresses:

       If to Amerigo Energy:        Amerigo Energy, Inc.
                                    2580 Anthem Village Drive
                                    Henderson, NV 89052
                                    Attn: Lawrence Schroeder, President
                                    Facsimile No.: (702) 974-4905

      If to Granite:                Granite Energy, Inc.
                                    307 West 200 South
                                    Salt Lake City, UT 84810
                                    Attn:  Matthew Schultz, President
                                    Facsimile No.: ( 801) 532-6810



   9. Successors.

      This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives and successors and assigns of the parties.

   10.Choice of Law.

      This Agreement shall be construed and enforced in accordance with the laws of the State of placeNevada, and the parties submit to the exclusive jurisdiction of the courts of placeNevada in respect of all disputes arising hereunder.

   11.Counterparts.

      This Agreement may be signed in one or more counterparts, all of which taken together shall constitute an entire agreement.

   12.Confidential Information.


      Each of Amerigo Energy and Granite hereby acknowledges and agrees that all information disclosed to each other whether written or oral, relating to the other's business activities, its customer names, addresses, all operating plans, information relating to its existing services, new or envisioned products or services and the development thereof, scientific, engineering, or technical information relating to the others business, marketing or product promotional material, including brochures, product literature, plan sheets, and any and all reports generated to customers, with regard to customers, unpublished list of names, and all information relating to order processing, pricing, cost and quotations, and any and all information relating to relationships with customers, is considered confidential information, and is proprietary to, and is considered the invaluable trade secret of such party (collectively, "Confidential Information"). Any disclosure of any Confidential Information by any party hereto, its employees, or representatives shall cause immediate, substantial, and irreparable harm and loss to the other. Each party understands that the other desires to keep such Confidential Information in the strictest confidence, and that such party's agreement to do so is a continuing condition of the receipt and possession of Confidential Information, and a material provision of this agreement, and a condition that shall survive the termination of this Agreement. Consequently, each party shall use Confidential Information for the sole purpose of performing its obligations as provided herein.


   13. Indemnification.


      Each party agrees to indemnify and hold harmless each other party from and against all loss, liability, claim or expense (including reasonable attorneys' fees) arising out of or connected to the indemnifying party's acts or omissions in breach of this Agreement or wilful or grossly negligent conduct in violation of applicable law, provide that no such indemnification shall be available to the extent any such loss, liability, claim or expense was caused in whole or in part by the acts or omissions of the party seeking indemnification.

   14.Public Announcement.


      The parties shall make no public announcement concerning this Agreement, their discussions or any other letters, memos or agreements between the parties relating to this Agreement until such time as they agree to the contents of a mutually satisfactory press release which they intend to release on the date of execution of this Agreement. Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

   15. Entire Agreement.

      This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

   16. Costs and Expenses.

      Except as otherwise specifically set forth herein, each party will bear its own expenses, including attorneys, brokers, investment bankers, agents, and finders employed by, such party. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the transactions contemplated herein which may be asserted by any person based on any agreement or arrangement for payment by the other party.

   17. Attorney's Fees.

      Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney's fees and costs.

      18. Finders.

      Amerigo Energy represents and warrants that there are no finders or other parties which have represented Amerigo Energy in connection with this transaction. In the event any such finders make a claim for any fee, share issuance of other compensation in connection with the transactions contemplated hereby, they shall be the sole responsibility of Amerigo Energy. Granite represents and warrants that there are no finders or other parties which have represented Granite in connection with this transaction. In the event any such finders make a claim for any fee, share issuance of other compensation in connection with the transactions contemplated hereby, they shall be the sole responsibility of Granite.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



            AMERIGO ENERGY, INC.

            By:__________________________
               Lawrence Schroeder, President


            GRANITE ENERGY, INC.

            By:__________________________
               S. Matthew Schultz, President



EXHIBITS:

EXHBIT A    GRANITE ASSETS TRANSFERRED

EXHIBIT B   AMERIGO ENERGY ACCOUNTS PAYABLE

EXHIBIT C   AMERIGO ENERGY COMMON STOCK TO BE ISSUED

EXHIBIT D   PRO FORMA BALANCE SHEET OF AMERIGO ENERGY




EXHIBIT A  -  GRANITE ASSETS TRANSFERRED

      1. All the issued and outstanding Common Stock of Amerigo, Inc., a Nevada corporation.
      2. 3,553,322 shares of Common Stock of Green Start, Inc., a Nevada corporation.






EXHIBIT B -  AMERIGO ENERGY - ACCOUNTS PAYABLE


NAME                      		       $ OWED
-------------------------------------------    ------------
ANTHEM VILLAGE EXECUTIVE SUITES 	       $  31,057.20
DEJOYA GRIFFITH & COMPANY                      $  31,468.10
FRANKLIN GRIFFITH & ASSOCIATES                 $ 120,112.00
FRANKLIN GRIFFITH & ASSOCIATES ESCROW ACCT     $ 112,735.50
JASON F. GRIFFITH                              $  90,424.22
KENNETH D. OLSEN                               $  13,000.00
MAREN LIFE REINSURANCE LTD.                    $  10,000.00
S. MATTHEW SCHULTZ                             $  46,277.85
                                               $ 455,074.87

EXHIBIT C  -  AMERIGO ENERGY COMMON STOCK TO BE ISSUED


      The following accounts payable of Amerigo Energy and Granite in the amounts set forth on the balance sheet of Amerigo Energy attached as Exhibit B hereto (the "Payables") shall be dealt with in the following manner:

(i)               General Accounts Payable of Amerigo Energy shall be converted into 182,030 shares of Common Stock in exchange for full releases.

(ii)              UPL shall be liquidated concurrent  with  the  Closing.  As a creditor of Amerigo Energy, UPL, shall execute a full release in favor of Amerigo Energy and Granite.

(iii)             The Amerigo Energy account payable  in  favor  of  Gregory L.
                       Hrncir, outside counsel to Amerigo Energy, shall remain with Amerigo Energy post-Closing.

(iv)              The  Amerigo  Energy  account  payable  in  favor of Franklin
                       Griffith & Associates shall be converted into 48,045 shares of common stock of Amerigo Energy in exchange for a full release prior to the Closing.

(v)               The Amerigo Energy  account  payable  in  favor of Kenneth D.
                       Olsen shall be converted into 5,200 shares of common stock of Amerigo Energy in exchange for full release prior to the Closing.

(vi)              The  Amerigo  Energy account payable in favor of  Maren  Life
                       Reinsurance Ltd. shall be converted 4,000 shares of common stock of Amerigo Energy in exchange for a full release prior to Closing.

(vii)             The  Amerigo  Energy account payable in favor of Reeves Evans
                       McBride & Zhang LLP, the independent auditors of Amerigo Energy, shall remain with Amerigo Energy post-Closing.

(viii)            The Amerigo Energy account payable in favor of Anthem Village
                       Executive Suites shall remain with Amerigo Energy post-Closing and shall be payable in the form of 12,423 shares of common stock in exchange for a full release post-Closing.

(ix)              The  Granite account  payable  in  favor  of  American  Stock
                       Transfer and Trust Company shall be assumed by Amerigo Energy post-Closing and shall be paid in the form of cash.

(x)               The  Amerigo  Energy  account  payable in favor  of  De  Joya
                       Griffith & Company shall remain with Amerigo Energy post-Closing and shall be paid in the form of 12,587 shares of common stock in exchange for a full release.

(xi)              The outstanding Amerigo Energy accrued salaries  and  related party loans shall be addressed as follows:

			(A) Jason F. Griffith -outstanding salary and loans to Amerigo Energy to be converted into 36,170 shares of Amerigo Energy common stock as set forth in Exhibit C in exchange for a full release prior to the Closing.

                        (B) Franklin Griffith & Associates - which represents outstanding salary and related party loans to/from Lawrence S. Schroeder shall be converted into 45,094 shares of common stock of Amerigo Energy in exchange for a full release prior to the Closing (the related party loan was used as collateral on a defaulted loan and will be made payable/issued to the named party)

(xii)             The  Amerigo  Energy  outstanding loan payable in favor of S.
                       Matthew Schultz shall be converted into 18,511 shares of common stock of Amerigo Energy in exchange for a full release prior to Closing.

(xiii)            All  intercompany  loans  between  Amerigo  Energy   and  its
                       subsidiaries will be forgiven.




EXHIBIT D     PRO FORMA BALANCE SHEET OF AMERIGO ENERGY



Six Months ended June 30, 2008 (Unaudited)


				 		AGOE 	 	GNGI		GNGI				Combined
				 		Unaudited 	Unaudited 	Assets  			Unaudited
				 		As of 	 	As of 	 	remaining with 			year ended
				 		June 30, 2008	June 30, 2008	GNGI	 	Adjustments 	June 30, 2008
						-------------	-------------	--------------	-----------	-------------
 ASSETS

Current assets
	Cash			 		$           - 	$     110,337 				 	$     110,337
	Receivables		            		    - 	      359,209 	 	 		              359,209
Total current assets		             		    - 	      469,546 		                  - 	      469,546

Other current assets
	Bank recievable		                        4,089 	            - 				                4,089
	Advances to related party	                    - 	            - 				                    -

Property, plant and equipment
	Office equipment, net of depreciation	            - 	      135,669 				              135,669
	Vehicles, net of depreciation	                    - 	       14,139 				               14,139
	Property and Equipment, net	                    - 	      105,000 				              105,000
	Proved reserves, net of depletion	            - 	      546,729 				              546,729
	Unproved reserves, net of depletion	            - 	    6,375,246 				            6,375,246
	Software, net		                            - 	        7,303 				                7,303

Other Assets
	  Investment in Greenstart	                    - 	       47,995 				               47,995
	  Investment in South Texas Oil	                    - 	            - 				                    -
	  Notes receivable		                    - 	      905,489 				              905,489
	  Deposits		                            - 	          950 				                  950
						-------------	-------------	--------------	-----------	-------------
Total assets					$       4,089	$   8,608,067 			$         - 	$   8,612,156
						=============	=============	==============	===========	=============
 LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities
       Accounts payable and accrued liabilities	$     458,783 	$     214,212 				 	$     672,995
       Accrued payroll for related party	      108,304 	            - 				              108,304
	Advances from related parties	              175,126 	            - 				              175,126
	Lawsuit settlement payable	                6,000 	            - 				                6,000
	Payroll liabilities		                    - 	       66,233 				               66,233
	Other liabilities		                    - 	            - 	 	 	 	                    -
Total current liabilities		              748,213 	      280,445 		                  - 	$   1,028,658

Convertible notes payable to related party										    -
Long-term liabilities			            		    7,634,704 	    				    7,634,704

Total liabilities		                      748,213 	    7,915,150 		                  -     $   8,663,363

Stockholders' (deficit)
	Preferred stock (25,000,000 shares
		auth & 0 shares outstanding)	            - 	            - 				                    -
	Common stock; $.001 par value;
		100,000,000 shares authorized;
		9,447,137 shares outstanding
		at December 31, 2007	                    - 	       54,674 		            (54,674) a 	            -
	Additional paid-in capital	                    - 	   27,616,215 		        (27,616,215) a	            -
	Common stock; $.001 par value; 	               11,073 			               	     10,000  b         21,073
	Additional paid-in capital	           13,218,256 			                    682,917  b	   13,901,173
									                                -
	Subscribed stock			       		       19,500 		            (19,500) a              -
	Accumulated deficit in development stage  (13,973,453)	  (26,997,472)	 	         26,997,472  a 	  (13,973,453)
						-------------	-------------	--------------	-----------	-------------
Total stockholders' (deficit)	                     (744,124)	      692,917 	 	                  -           (51,207)
						-------------	-------------	--------------	-----------	-------------
Total liabilities and stockholders' (deficit)	 $      4,089 	 $  8,608,067 	 	 $                - 	$   8,612,156
						=============	=============	==============	===========	=============
				                            -               -		                  -                 -

		 (a). 	 equity does not transfer
		 (b). 	 stock issued on amerigo's books for net assets of granite
